UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2010

MILWAUKEE IRON ARENA FOOTBALL, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-27831	91-1947658
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11415 NW 123 Lane, Reddick, Florida 32686
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (718) 554-3652

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On November 23, 2010, Milwaukee Iron Arena Football, Inc., a Nevada corporation (“Iron”), Milwaukee Iron Arena Football Club, Inc. (“Iron Sub”), Andrew Vallozzi III, Richard Astrom, certain individuals listed in the Unwind Agreement as Members (described below) and Bradley David LaCombe, Gary Miller, Michael Carpenter, Michael Whitely and Todd D. Hansen ( jointly and severally, the “Guarantors”) entered into an Unwind Agreement (the “Unwind Agreement”) whereby the parties mutually agreed to unwind (the “Unwind”) the reverse merger (the “Merger”) described in the Agreement and Plan of Merger dated January 26, 2010.

Pursuant to the Merger, Iron issued to the Members 29,040,000 shares of its common stock (the “Iron Shares”) in exchange for all the Members’ ownership interests in Milwaukee Iron Professional Arena Football, LLC and Wisconsin Professional Arena Football Investment LLC. Also, certain service providers received collectively 246,999 Iron Shares for services rendered in connection with the Merger.

Pursuant to the Unwind Agreement, all of the Members shall surrender to Iron all of their shares and rights in Iron and Iron shall convey to the Members all of its shares, rights and ownership interest in Iron Sub (the “Iron Sub Shares”), a wholly-owned subsidiary of Iron, such that immediately following the Unwind, Iron shall have 28,793,001 fewer shares issued and outstanding and the Members shall own all the capital stock of Iron Sub and none of the Members or their assigns shall own any interest in Iron, its affiliates or its properties. In addition, the Iron shall receive $40,000 as reimbursement for certain expense, the payment of which shall be personally guaranteed by the Guarantors as evidenced by those certain Promissory Notes/Personal Guarantees attached as exhibits to the Unwind Agreement. As a result of the Unwind, Iron shall become a shell corporation and will seek potential acquisitions or product acquisitions.

Item 5.06 Change in Shell Company Status.

As a result of the Unwind Agreement, Iron shall become a shell company. Item 1.01 is incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Title of Document	Location
10.1	Unwind Agreement	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Milwaukee Iron Arena Football, Inc.

/s/ RICHARD ASTROM

By: Richard Astrom, Chief Executive Officer

Date: November 30, 2010